Exhibit 99.1
News Release
Pentair Reports First Quarter 2020 Results

•	First quarter sales of $710 million; reported sales and core sales both grew 3 percent.

•	First quarter GAAP EPS were $0.43 compared to $0.30 in the first quarter of 2019; adjusted EPS of $0.52 compared to $0.43 in the first quarter of 2019.

•	The company remains confident in its liquidity position having ended the quarter with $169 million in cash, $1.45 billion of total debt, and $326 million available under its revolving credit facility.

•	For 2020, Pentair has withdrawn its guidance due to the uncertainty of the duration and extent of the COVID-19 pandemic impact.
Reconciliations of GAAP to Non-GAAP measures are in the attached financial tables.
LONDON, United Kingdom — April 30, 2020 — Pentair plc (NYSE: PNR) today announced first quarter 2020 sales of $710 million. Sales were up 3 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales grew 3 percent in the first quarter. First quarter 2020 earnings per diluted share from continuing operations (“EPS”) were $0.43 compared to $0.30 in the first quarter of 2019. On an adjusted basis, the company reported EPS of $0.52 compared to $0.43 in the first quarter of 2019. Segment income, adjusted net income, free cash flow and adjusted EPS are described in the attached schedules.
First quarter 2020 operating income was $101 million, up 49 percent compared to operating income for the first quarter of 2019, and return on sales (“ROS”) was 14.2 percent, an increase of 440 basis points when compared to the first quarter of 2019. On an adjusted basis, the company reported segment income of $112 million for the first quarter, up 13 percent compared to segment income for the first quarter of 2019, and ROS was 15.7 percent, an increase of 140 basis points when compared to the first quarter of 2019.
Consumer Solutions sales were up 9 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales grew 7 percent in the first quarter. Segment income of $85 million was up 13 percent compared to the first quarter of 2019, and ROS was 21.8 percent, an increase of 80 basis points when compared to the first quarter of 2019.
Industrial & Flow Technologies sales were down 3 percent compared to sales for the same period last year. Excluding currency translation, core sales were down 2 percent in the first quarter. Segment income of $45 million was up 9 percent compared to the first quarter of 2019, and ROS was 13.9 percent, an increase of 150 basis points when compared to the first quarter of 2019.
Net cash used for operating activities of continuing operations was $162 million compared to a use of $257 million in the first quarter of 2019 and free cash flow used for continuing operations was $181 million for the quarter compared to a use of $273 million in the first quarter of 2019.
Pentair paid a regular cash dividend of $0.19 per share in the first quarter of 2020. Pentair previously announced on December 9, 2019 that its Board of Directors approved a 6 percent increase in the company's regular quarterly cash dividend rate to $0.19 from $0.18. 2020 marks the 44th consecutive year that Pentair has increased its dividend.
CEO’s Remarks
John L. Stauch, President and CEO, stated, “I would like to extend my sincere sympathy to all that have suffered loss during this global pandemic. I would also like to recognize our employees around the globe, especially our COVID-19 crisis team and manufacturing employees for their tremendous commitment to our customers and to Pentair. I remain optimistic about Pentair’s future and believe that we are making decisions that put the health and safety of our employees first, as well as prioritizing actions to keep our great teams intact. We will continue to identify solutions and opportunities that we believe will position us to improve our longer-term growth and productivity trajectories.”

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“While our first quarter results began to see the impact from the COVID-19 pandemic, we are pleased to deliver results in line with our prior expectations. We recognize that the demand environment has and will continue to change and we are taking appropriate actions to adjust our cost structure while still keeping a focus on our long term strategies. Our goal is to remain focused and emerge as a stronger business as demand returns. We are confident in our liquidity position and we believe that our foundation remains strong.”
“Pentair has an industry leading and proven portfolio of solutions to solve customers’ water needs. Water quality and sustainability remain at the forefront of many consumers and industries minds and we believe we are well positioned to serve their needs. We serve a large, installed base with over 70 percent of our business tied to support and sales of aftermarket products. While 2020 presents an unprecedented year of challenges, we continue to believe in our long-term strategy to deliver smart, sustainable water solutions, for life.”
Liquidity
The company remains confident in its liquidity position. Pentair’s primary liquidity sources are operating cash flow, cash and cash equivalents, and borrowings under its revolving credit facility. As of March 31, 2020, Pentair had cash and cash equivalents of $169 million and $1.45 billion of total debt outstanding, plus the capacity to borrow an additional $326 million under its credit facility. The company has $74 million of debt maturities in 2020, $104 million in 2021, and $88 million in 2022. The company has taken measures to enhance liquidity including implementing cost savings initiatives and temporarily suspending share repurchases.
2020 Guidance Update
At this point in time, the company believes it cannot forecast the impact on its financial results from the COVID-19 global pandemic. The company has suspended guidance until visibility returns.

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EARNINGS CONFERENCE CALL
Pentair President and Chief Executive Officer John L. Stauch and Chief Financial Officer Mark C. Borin will discuss the company’s first quarter 2020 results on a two-way conference call with investors at 9:00 a.m. Eastern Daylight Time today. A live audio webcast of the call, along with the related presentation, can be accessed in the Investor Relations section of the company’s website, www.pentair.com, shortly before the call begins.
Reconciliations of non-GAAP financial measures are set forth in the attachments to this release and in the presentation, each of which can be found on Pentair’s website. The webcast and presentation will be archived at the company’s website following the conclusion of the event.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact are forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “could,” “positioned,” “strategy,” “future” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the overall impact of the COVID-19 pandemic on our business; the duration and severity of the COVID-19 pandemic; actions that may be taken by us, other businesses and governments to address or otherwise mitigate the impact of the COVID-19 pandemic, including those that may impact our ability to operate our facilities, meet production demands, and deliver products to our customers; the negative impacts of the COVID-19 pandemic on the global economy, our customers and suppliers, and customer demand; overall global economic and business conditions impacting our business, including the strength of housing and related markets; demand, competition and pricing pressures in the markets we serve; volatility in currency exchange rates; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; the ability to successfully integrate the Aquion and Pelican Water Systems acquisitions; the ability to achieve the benefits of our restructuring plans and cost reduction initiatives; risks associated with operating foreign businesses; the impact of material cost and other inflation; the impact of seasonality of sales and weather conditions; our ability to comply with laws and regulations; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits or impact trade agreements and tariffs; the outcome of litigation and governmental proceedings; and the ability to achieve our long-term strategic operating goals. Additional information concerning these and other factors is contained in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019. All forward-looking statements speak only as of the date of this release. Pentair plc assumes no obligation, and disclaims any obligation, to update the information contained in this release.

ABOUT PENTAIR PLC
At Pentair, we believe the health of our world depends on reliable access to clean, safe water. We deliver a comprehensive range of smart, sustainable water solutions to homes, business and industry around the world. Our industry leading and proven portfolio of solutions enables our customers to access clean, safe water. Whether it’s improving, moving or enjoying water, we help manage the world’s most precious resource. Smart, Sustainable, Water Solutions. For Life.
Pentair had revenue in 2019 of $3 billion, and trades under the ticker symbol PNR. With approximately 120 locations in 25 countries and 9,500 employees, we believe that the future of water depends on us. To learn more, visit www.pentair.com.

PENTAIR CONTACTS

Jim Lucas	Rebecca Osborn
Senior Vice President, Treasurer and Investor Relations	Senior Manager, External Communications
Direct: 763-656-5575	Direct: 763-656-5589
Email: jim.lucas@pentair.com	Email: rebecca.osborn@pentair.com

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Pentair plc and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended
In millions, except per-share data	March 31, 2020	March 31, 2019
Net sales	$710.0	$688.9
Cost of goods sold	458.4	453.3
Gross profit	251.6	235.6
% of net sales	35.4%	34.2%
Selling, general and administrative	131.9	147.3
% of net sales	18.6%	21.4%
Research and development	19.0	20.7
% of net sales	2.7%	3.0%
Operating income	100.7	67.6
% of net sales	14.2%	9.8%
Other (income) expense:
Gain on sale of businesses	—	(3.5)
Other expense	1.2	0.6
Net interest expense	6.9	7.3
% of net sales	1.0%	1.1%
Income from continuing operations before income taxes	92.6	63.2
Provision for income taxes	19.9	10.8
Effective tax rate	21.5%	17.1%
Net income from continuing operations	72.7	52.4
Loss from discontinued operations, net of tax	—	(1.1)
Net income	$72.7	$51.3
Earnings (loss) per ordinary share
Basic
Continuing operations	$0.43	$0.31
Discontinued operations	—	(0.01)
Basic earnings per ordinary share	$0.43	$0.30
Diluted
Continuing operations	$0.43	$0.30
Discontinued operations	—	—
Diluted earnings per ordinary share	$0.43	$0.30
Weighted average ordinary shares outstanding
Basic	167.8	171.6
Diluted	168.7	172.5
Cash dividends paid per ordinary share	$0.19	$0.18

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Pentair plc and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	March 31, 2020	December 31, 2019
In millions
Assets
Current assets
Cash and cash equivalents	$169.3	$82.5
Accounts and notes receivable, net	665.0	502.9
Inventories	392.4	377.4
Other current assets	112.9	99.1
Total current assets	1,339.6	1,061.9
Property, plant and equipment, net	280.7	283.2
Other assets
Goodwill	2,256.8	2,258.3
Intangibles, net	326.5	339.2
Other non-current assets	223.1	196.9
Total other assets	2,806.4	2,794.4
Total assets	$4,426.7	$4,139.5
Liabilities and Equity
Current liabilities
Accounts payable	$268.2	$325.1
Employee compensation and benefits	68.0	71.0
Other current liabilities	346.6	352.9
Total current liabilities	682.8	749.0
Other liabilities
Long-term debt	1,450.5	1,029.1
Pension and other post-retirement compensation and benefits	95.7	96.4
Deferred tax liabilities	114.5	104.4
Other non-current liabilities	190.7	206.7
Total liabilities	2,534.2	2,185.6
Equity	1,892.5	1,953.9
Total liabilities and equity	$4,426.7	$4,139.5

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Pentair plc and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three months ended
In millions	March 31, 2020	March 31, 2019
Operating activities
Net income	$72.7	$51.3
Loss from discontinued operations, net of tax	—	1.1
Adjustments to reconcile net income from continuing operations to net cash provided by (used for) operating activities of continuing operations
Equity loss (income) of unconsolidated subsidiaries	0.5	(0.6)
Depreciation	11.6	12.0
Amortization	7.6	8.2
Deferred income taxes	14.0	(1.7)
Gain on sale of businesses	—	(3.5)
Share-based compensation	6.2	5.4
Asset impairment	—	15.3
Changes in assets and liabilities, net of effects of business acquisitions
Accounts receivable	(167.1)	(154.0)
Inventories	(20.1)	(22.2)
Other current assets	(13.4)	(22.5)
Accounts payable	(49.9)	(118.2)
Employee compensation and benefits	(0.8)	(18.9)
Other current liabilities	(22.3)	(8.3)
Other non-current assets and liabilities	(1.4)	(0.5)
Net cash used for operating activities of continuing operations	(162.4)	(257.1)
Net cash provided by operating activities of discontinued operations	—	0.8
Net cash used for operating activities	(162.4)	(256.3)
Investing activities
Capital expenditures	(18.7)	(16.8)
Proceeds from sale of property and equipment	0.1	0.3
Proceeds from the sale of businesses, net	—	0.7
Acquisitions, net of cash acquired	(7.2)	(287.2)
Other	—	(1.5)
Net cash used for investing activities	(25.8)	(304.5)
Financing activities
Net receipts of commercial paper and revolving long-term debt	420.9	584.1
Shares issued to employees, net of shares withheld	5.2	5.9
Repurchases of ordinary shares	(115.2)	—
Dividends paid	(32.1)	(31.0)
Net cash provided by financing activities	278.8	559.0
Effect of exchange rate changes on cash and cash equivalents	(3.8)	6.4
Change in cash and cash equivalents	86.8	4.6
Cash and cash equivalents, beginning of period	82.5	74.3
Cash and cash equivalents, end of period	$169.3	$78.9

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Pentair plc and Subsidiaries
Reconciliation of the GAAP operating activities cash flow to the non-GAAP free cash flow (Unaudited)

	Three months ended
In millions	March 31, 2020	March 31, 2019
Net cash used for operating activities of continuing operations	$(162.4)	$(257.1)
Capital expenditures	(18.7)	(16.8)
Proceeds from sale of property and equipment	0.1	0.3
Free cash flow from continuing operations	$(181.0)	$(273.6)
Net cash provided by operating activities of discontinued operations	—	0.8
Free cash flow	$(181.0)	$(272.8)

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Pentair plc and Subsidiaries
Supplemental Financial Information by Reportable Segment (Unaudited)

	2020	2019
In millions	First Quarter	First Quarter
Net sales
Consumer Solutions	$388.8	$358.2
Industrial & Flow Technologies	320.9	330.3
Other	0.3	0.4
Consolidated	$710.0	$688.9
Segment income (loss)
Consumer Solutions	$84.8	$75.2
Industrial & Flow Technologies	44.7	41.0
Other	(18.0)	(17.5)
Consolidated	$111.5	$98.7
Return on sales
Consumer Solutions	21.8%	21.0%
Industrial & Flow Technologies	13.9%	12.4%
Consolidated	15.7%	14.3%

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Pentair plc and Subsidiaries
Reconciliation of the GAAP quarter ended March 31, 2020 to the non-GAAP excluding the effect of 2020 adjustments (Unaudited)

In millions, except per-share data	First Quarter
Net sales	$710.0
Operating income	100.7
% of net sales	14.2%
Adjustments:
Restructuring and other	2.4
Intangible amortization	7.6
COVID-19 related costs and expenses	0.9
Deal-related costs and expenses	0.4
Equity (loss) income of unconsolidated subsidiaries	(0.5)
Segment income	111.5
Return on sales	15.7%
Net income from continuing operations—as reported	72.7
Adjustments to operating income	11.3
Income tax adjustments	3.3
Net income from continuing operations—as adjusted	$87.3
Continuing earnings per ordinary share—diluted
Diluted earnings per ordinary share—as reported	$0.43
Adjustments	0.09
Diluted earnings per ordinary share—as adjusted	$0.52

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Pentair plc and Subsidiaries
Reconciliation of the GAAP year ended December 31, 2019 to the non-GAAP excluding the effect of 2019 adjustments (Unaudited)

In millions, except per-share data	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Net sales	$688.9	$799.5	$713.6	$755.2	$2,957.2
Operating income	67.6	133.8	108.8	122.3	432.5
% of net sales	9.8%	16.7%	15.2%	16.2%	14.6%
Adjustments:
Restructuring and other	1.1	6.7	5.9	7.3	21.0
Intangible amortization	8.2	8.3	7.6	7.6	31.7
Asset impairment	15.3	2.9	—	3.0	21.2
Inventory step-up	1.7	0.5	—	—	2.2
Deal related costs and expenses	4.2	—	—	—	4.2
Equity income of unconsolidated subsidiaries	0.6	1.9	0.5	0.5	3.5
Segment income	98.7	154.1	122.8	140.7	516.3
Return on sales	14.3%	19.3%	17.2%	18.6%	17.5%
Net income from continuing operations—as reported	52.4	115.1	91.3	102.9	361.7
(Gain) loss on sale of businesses	(3.5)	0.1	0.1	1.1	(2.2)
Pension and other post-retirement mark-to-market (gain) loss	—	(12.2)	0.4	8.4	(3.4)
Adjustments to operating income	30.5	18.4	13.5	17.9	80.3
Income tax adjustments	(5.4)	(3.8)	(7.4)	(14.8)	(31.4)
Net income from continuing operations—as adjusted	$74.0	$117.6	$97.9	$115.5	$405.0
Continuing earnings per ordinary share—diluted
Diluted earnings per ordinary share—as reported	$0.30	$0.68	$0.54	$0.61	$2.12
Adjustments	0.13	0.01	0.04	0.07	0.26
Diluted earnings per ordinary share—as adjusted	$0.43	$0.69	$0.58	$0.68	$2.38

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Pentair plc and Subsidiaries
Reconciliation of Net Sales Growth to Core Net Sales Growth by Segment
For the Quarter Ended March 31, 2020 (Unaudited)

	Q1 Net Sales Growth
	Core	Currency	Acq. / Div.	Total
Total Pentair	2.7%	(1.0)%	1.4%	3.1%
Consumer Solutions	6.6%	(0.7)%	2.6%	8.5%
Industrial & Flow Technologies	(1.5)%	(1.3)%	—%	(2.8)%